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                                                              EXHIBIT (8)(b)(ii)

                                                                      [redacted]

                              Goldman, Sachs & Co.
                               One New York Plaza
                               New York, NY 10004

Kemper Investors Life Insurance Company
One Kemper Drive
Long Grove, IL 60049

Ladies and Gentlemen:

     This letter sets forth the agreement between Kemper Investors Life Insurance Company ("you" or the "Company") and the undersigned ("we" or "Goldman, Sachs & Co.") dated as of September 24, 1998, as amended and restated December 31, 1998 concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the "Trust").

     1. The Trust. The Trust is a Delaware business trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company. The Trust consists of one or more separate series ("Portfolios") of shares and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts. As such, the Trust sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

     2. The Company. The Company is a Illinois life insurance company. The Company issues variable life insurance policies and variable annuity contracts (the "Contracts") supported by one or more separate accounts of the Company (the "Separate Account"; if more than one, the term "Separate Account" shall apply to each Separate Account subject hereto). The Company has entered into a participation agreement dated September 24, 1998 (the "Participation Agreement") with the Trust pursuant to which the Company purchases shares of the Trust for the registered Separate Account supporting the Company's Contracts.

     3. Goldman, Sachs & Co. Goldman, Sachs & Co. serves as the distributor for the Trust. Goldman Sachs Asset Management International ("GSAMI"), an affiliate of Goldman, Sachs & Co., serves as the investment adviser to the International Equity and Global Income Funds. GSAMI supervises and assists in the overall management of the Trust's affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust's Board of Trustees in accordance with Delaware law. Under the Investment Management Agreements, GSAMI is compensated for providing investment advisory and certain administrative services.

     4. Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services to the Trust and the Portfolios, as they relate to investment in the Trust by the Separate Account. It is anticipated that such services may

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include, but shall not be limited to: the aggregation of allocation, transfer and liquidation orders of the Separate Account; the printing and mailing to owners of Contracts copies of the Portfolios' prospectuses and other materials that the Trust is required by law or otherwise to provide to its shareholder, but that the Company is not otherwise required to provide to owners of Contracts; providing financial consultants with advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales); and providing such other administrative support for the Trust as mutually agreed to by the Company and Goldman, Sachs & Co., to the extent permitted or required under applicable statutes.

         5. Payment for Administrative Services. In consideration of the services to be provided by you, we shall pay you on a monthly basis, from our assets, including GSAMI's bona fide profits as investment adviser to the Trust, an amount equal to [redacted]. For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Trust held by the Separate Account over a one-month period shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Paragraph 5 shall be calculated by GSAMI at the end of each calendar month and will be paid to the Company within thirty (30) business days thereafter.

         6. Nature of Payments. The parties to this letter agreement recognize and agree that payments to the Company pursuant to Section 5 hereof relate to the administrative services detailed herein and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares; and, further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which the Company is required to provide to owners of the Contracts pursuant to the terms thereof.

         7. Term. This letter agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days' written notice of its intent not to continue this agreement. This letter agreement shall terminate automatically upon the redemption of the Separate Account's investment in the Trust, or upon termination of the Trust's obligation to sell its shares under the Participation Agreement.

         8. Representations and Warranties. The Company represents and warrants that:

            (a) it is an insurance company duly organized and in good standing under Illinois insurance law;

            (b) its entering into and performing its obligations under this letter agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party;

            (c) it will keep confidential any information acquired in connection with the matters contemplated by this letter agreement regarding the business and affairs of the Trust, Goldman, Sachs & Co. and their affiliates; and




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        (d)  it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law for the performance of the services contemplated herein.

     9. Indemnification.

        (a) The Company agrees to indemnify and hold harmless Goldman, Sachs & Co. and its affiliates, partners, directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of Goldman, Sachs & Co.'s or its affiliates' willful misfeasance, bad faith or gross negligence in the performance of its duties.

        (b) Goldman, Sachs & Co. and its affiliates agree to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expenses resulting from any gross negligence or willful wrongful act of Goldman, Sachs & Co. or its affiliates in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company's willful misfeasance, bad faith or gross negligence in the performance of its duties.

     10. Assignment. This letter agreement may not be assigned (as that term is defined in the Act) by any party without the prior written approval of the other parties, which approval will not be unreasonably withheld.

     11. Interpretation. This letter agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

        (a) This letter agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

        (b) The captions in this letter agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

     12. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

     13. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.



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         If this letter agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

                                            Very truly yours,

                                            Goldman, Sachs & Co.



                                            By:  /s/ VALERIE A. ZONDORAK
                                                 -------------------------------
                                                     Valerie A. Zondorak
                                                 -------------------------------
                                                     Vice President
                                                 -------------------------------




GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

By:   /s/ DAVID B. FORD
      -------------------------------
Name:     David B. Ford
      -------------------------------
Title:    Director
      -------------------------------


Acknowledged and Agreed to:


KEMPER INVESTORS LIFE INSURANCE COMPANY

By:      /s/ OTIS R. HELDMAN, JR.
       -------------------------------
Name:        Otis R. Heldman, Jr.
       -------------------------------
Title:       Vice President
       -------------------------------










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